UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

Riverview Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	333-201017	38-3917371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3901 North Front Street, Harrisburg, Pennsylvania	17110
(Address of principal executive offices)	(Zip Code)

(717) 957-1297

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Item 5.07	Submission of Matters to a Vote of Security Holders.

Riverview Financial Corporation (the “Company”) held its Annual Meeting of Shareholders (the “Annual Meeting”) on June 30, 2015, at which the Company’s shareholders were asked to vote on the following three matters: (1) the election of four (4) Class 2 directors to serve a three year term ending in 2018; (2) the approval of an advisory, non-binding resolution regarding executive compensation (a so-called “Say on Pay” vote); and (3) approval of an advisory, non-binding proposal as to the frequency that future advisory Say on Pay votes should be presented to shareholders (a so-called “Say When on Pay” vote).

The Board of Directors approved May 18, 2015 as the Annual Meeting record date for the determination of those shareholders that were entitled to notice and vote at the Annual Meeting. As of the record date there were 2,709,864 outstanding shares of common stock. A total of 1,627,559 shares of common stock were voted at the Annual Meeting either in person or by proxy.

The following is a summary of the voting results for the matters presented to the shareholders:

Proposal 1 – Election of Directors

Nominee	For	Withheld	Broker Non-Votes

Daniel R. Blaschak	1,586,074	39,985	1,500
Joseph D. Kerwin	1,566,007	60,052	1,500
John M. Schrantz	1,586,260	39,799	1,500
David A. Troutman	1,601,512	24,547	1,500

Proposal 2 – Advisory Say on Pay Vote

For	Against	Abstain

1,457,263	106,121	64,175

Proposal 3 – Advisory Say When on Pay Vote

One Year	Two Years	Three Years	Abstentions

303,464	57,915	1,149,052	117,128

Holders of approximately 70% of the outstanding shares voted were in favor of offering future Say on Pay votes to the Company’s shareholders every three years, which was also the Board of Directors’ recommendation. In light of the shareholder votes, and upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors determined that future Say on Pay votes will be presented to the shareholders every three years.Thus, the next shareholder Say on Pay vote will be presented at the Company’s 2018 annual meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

RIVERVIEW FINANCIAL CORPORATION
(Registrant)

Dated: July 1, 2015	/s/ Kirk D. Fox
Kirk D. Fox
Chief Executive Officer